UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: May 31, 2007
Date of earliest event reported: May 25, 2007
Commission file number 1-10948
OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445

(Address of principal executive offices)	(Zip Code)
(561) 438-4800

(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On May 25, 2007, Office Depot, Inc. (the “Company”) entered into a Revolving Credit Facility Agreement (the “Agreement”) with Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and BNP Paribas Securities Corp. as joint Lead Arrangers, and Citigroup Global Markets Inc. as the sole Book Manager under the Agreement. Wachovia Bank, National Association acted as Administrative Agent, Citicorp USA, Inc. and BNP Paribas acted as Co-Syndication Agents, and JPMorgan Chase Bank, N.A. and Bank of America, N.A. acted as Co-Documentation Agents.
The Agreement provides for multiple-currency borrowing of up to One Billion Dollars ($1,000,000,000), which, upon approval of the lenders, the Company may increase to One Billion, Two Hundred Fifty Million Dollars ($1,250,000,000). The Agreement has a sub-limit of up to Three Hundred Fifty Million Dollars ($350,000,000) for standby and trade letter of credit issuances. Amounts borrowed under the Agreement may be borrowed, repaid and reborrowed from time to time until May 25, 2012, which is the facility maturity date.
Borrowings made pursuant to the Agreement will bear interest at either (a) the base rate, described in the Agreement as a fluctuating rate equal to the lead bank’s base rate, (b) the Eurodollar rate, described in the Agreement as a periodic fixed rate equal to LIBOR plus a percentage spread based on the Company’s credit rating and fixed charge coverage ratio, or (c) the rate set through a bid process.
The Agreement contains pricing-related financial covenants, facility fees and default provisions that are customary for credit facilities of this type.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.
Date: May 31, 2007	By:	/s/ DAVID C. FANNIN
David C. Fannin
Executive Vice President and General Counsel

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